Exhibit 10.2

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (“First Amendment”) is made as of this 11th day of January, 2010, by and among TRX, Inc., a Georgia corporation (“Buyer”), Hi-Mark, LLC, a Delaware limited liability company (“Seller”), Hi-Mark Travel Systems, Inc., a Georgia corporation (“HMTS”), Kevin Austin, a Georgia resident (“K. Austin”), Diane Austin, a Georgia resident (“D. Austin”) and Charles Bradsher, a Georgia resident (“C. Bradsher”, and together with K. Austin and D. Austin, the “Owner Entity Shareholders”), and amends the Asset Purchase Agreement dated as of December 7, 2006 (the “APA”), by and among the parties identified above and Integrated Profitmark Corporation, LLC, a Delaware limited liability company (“ProfitMark”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the APA.

RECITALS

WHEREAS, TRX and Hi-Mark entered, on or around November 6, 2007, an amendment (the “Note Amendment”) to that certain Promissory Note made by TRX in favor of Hi-Mark dated as of January 11, 2007 (the “Note”), which amendment, among other things, extended the time for the payment in full of the Note and reduced the amount of individual installments payable pursuant to the Note; and

WHEREAS, certain indemnification obligations under the APA are capped, pursuant to Section 10.07(b) of the APA, to an amount equal to the unpaid principal and interest under the Note, and the parties desire to make certain changes and amendments to the APA to preserve the originally anticipated liability cap under Section 10.07(b) of the APA as calculated without regard to the Note Amendment; and

WHEREAS, TRX, Hi-Mark, HMTS and the Owner Entity Shareholders desire to make certain changes to the APA in relation to certain contingent payments under Section 2.08 of the APA; and

WHEREAS, certain indemnification obligations under the APA are capped, pursuant to Section 10.02(b) of the APA, with reference to certain contingent payments under section 2.08 of the APA, and the Parties desire to make certain changes and amendments to the APA to conform such cap with the changes made under this First Amendment in relation to such contingent payments; and

WHEREAS, ProfitMark has ceased to be a member of Hi-Mark, LLC and therefore has no interest in such contingent payments.

NOW, THEREFORE, in consideration of and subject to the mutual undertakings and agreements hereinafter set forth, TRX, Hi-Mark, HMTS and the Owner Entity Shareholders agree as follows:

1. Definition of *. The term * means the lesser of (i) the amount equal to the * under the *or (ii) the * (as defined in Section 2 of this First Amendment), and such definition of the term * replaces the definition set forth in Section 10.07(b) of the APA.

2. Definition of *. * means: (a) during the period beginning on the date of this First Amendment through and including January 9, 2010, the amount of *; and (b) from and after January 10, 2010, the amount of *.

3. Definition of *. The definition of the term * set forth in Article XII of the APA is hereby deleted and replaced with the following definition:

* means and includes: (1) the *; and (2) any and all products and/or services that, as of January 1, 2010 or at any time during the Primary Earnout Period, are or were *.

4. Amendment of Earnout Provisions. The portion of Section 2.08 of the APA beginning with the paragraph preceding subsection 2.08(a) through and including Subsection 2.08(d) (including without limitation subsections 2.08(a), 2.08(b), 2.08(c) and 2.08(d) in their entirety) hereby is deleted and entirely superseded by the provisions set forth below in this Section 4:

(a) Definitions.

(i)* means those * recognized by *, in accordance with generally accepted accounting principles, consistently applied, from the *, including, without limitation, * so recognized that are generated with respect to the *.

(ii)* means the portion of * recognized by the * , in accordance with generally accepted accounting principles, consistently applied, from the *.

(iii)* Earnout” means, with respect to each Earnout Year, the * of: (1) the Earnout Payment for such Earnout Year; or (2) an amount equal to *.

* Confidential Treatment Requested

(iv) “Earnout Payment” means, with respect to each Earnout Year, the amount of the earnout payment calculated with respect to such Earnout Year pursuant to this Section 2.08.

(v) “Earnout Base Amount” means, with respect to each Earnout Year, an amount equal to (1) the * (2) the *.

(vi) “Total Earnout Period” means (1) the period from and including January 1, 2010 through and including December 31, 2014 * and (2) if applicable, *.

(vii)* has the meaning assigned to such term in subsection (b) of this Section.

(viii) “Earnout Year” means each calendar year within the Total Earnout Period; provided, however, that with respect to the *, the parties acknowledge that the * shall commence on January 1 of *, but may end (in accordance with subsection (b) below of this Section) *.

(ix) “Earnout Obligations” means the obligations which the Buyer agrees to perform pursuant to this Section 2.08.

(x)* means each of the following *: * For the avoidance of doubt, the parties acknowledge and agree that each * shall be and remain * notwithstanding any such * and further acknowledge and agree that, in the event that any such * with the Company is *; provided, however, that if such * or any other *.

(xi)* means the total amount of the * for calendar year *; provided, however, that:

(1)	if the * for any * for the * are * the * for such * for calendar year * (such *, with respect to each such *, being referred to as *), the * for the * and all * shall be *by an amount * the *of *; and

* Confidential Treatment Requested

(2)	if the * for any * for the * are * the * for such * for calendar year * (such *, with respect to each such *, being referred to as *), then, the * for the * and all * shall be * by an amount * the * of (i) * and (ii) *attributable to * that had a * and did not have a * (such *, and not *, the *.

(xii)* means:

(1)	with respect to the 2010 Earnout Year, an amount equal to the *;

(2)	with respect to the 2011 Earnout Year, an amount equal to the *; and

(3)	with respect to the 2012 Earnout Year, an amount equal to the *; and

(4)	with respect to the 2013 Earnout Year, an amount equal to the *; and

(5)	with respect to the 2014 Earnout Year, an amount equal to the *; and

(6)	with respect to any Earnout Year after 2014 (e.g., an *within the *), the *shall be an amount equal to the *; provided, however, that with respect to any such * that is *(e.g., the final Earnout Year within the *), the *for such * shall be prorated to reflect the *, divided by *.

* Confidential Treatment Requested

(xiii)* means, with respect to any *: (1) each * in such *who obtains any *; (2) each *in such * who has any * the * with respect to such *; and (3) each counterparty in such * who has any * obligation to the * with respect to any *.

(xiv)* means and includes (1) any * of all or substantially all of the * to any person or entity other than a subsidiary of the * or an affiliate of the *, and (2) any * of any of the * or any rights therein of the *or any subsidiary or affiliate of the * to any person or entity other than a subsidiary of the * or an affiliate of the *.

(b)*. In the event that *, the * shall be * for a period of time equivalent to the period of time from * until the * is *; the * is the portion of the *, as so extended, occurring after *.

(c)*. With respect to each * during the *, the * shall be an amount equal to * of the * for such *. With respect to each * during the * (if any), the * shall be determined as follows: (i) if the * for such * is *, the * for such * shall be *; and (ii) if the * for such * is *, the * for such * shall be the * (1) * or (2) *.

(d)* Notice. As soon as practical after the end of each *, but in any event not later than * after the end of such *, the * shall deliver to the *, a written statement setting forth: (i) *, setting forth in reasonable detail the manner by which such * was made (such written statement being the * Notice”).

* Confidential Treatment Requested

5. Further Amendment of Earnout Provisions. The following further amendments are made to Section 2.08 of the APA:

(a) Section 2.08(g) of the APA hereby is deleted and entirely superseded by the following provision:

The * due for any * shall be paid to * within * following a binding and conclusive determination of the * for the applicable *. Notwithstanding the foregoing, but subject to the limitations under Section 10.02(b) of the APA as amended, *shall be entitled exercise its * pursuant to Section 10.06 of the Agreement with respect to * under this Section 2.08.

(b) Section 2.08(h) of the APA is hereby deleted and entirely superseded by the following provision:

Notwithstanding anything to the contrary set forth in this Agreement, total payments made by Buyer to Seller pursuant to this Section 2.08 shall not exceed fifteen million dollars ($15,000,000).

(c) Section 2.08(k) of the APA is hereby deleted and entirely superseded by the following provisions:

(1) In the event that the Buyer * to an subsidiary or Affiliate of the Company under the Company’s control, the Company shall cause each such subsidiary and/or Affiliate to enter into a joinder agreement binding such subsidiary and/or Affiliate to perform or to contractually assume the * with respect to the *.

(2) In the event that the Buyer * at the time of such *, then (i) * and (ii) *.

(3) In the event that the Buyer makes any *, the Buyer shall use the Buyer’s best efforts to *. Without limiting in any way the Buyer’s obligations under the first sentence of this paragraph, but subject to Section 2.08(h) of the APA, as amended, in the event that the Buyer *, Seller may, * elect *, which shall be determined as follows: (i) *; (ii) *

* Confidential Treatment Requested

and (iii) * and (iv) * pursuant to clauses (i), (ii) and (iii) of this paragraph. Seller may make * under this paragraph at any time on or before the * after the Buyer delivers to Seller a report setting forth the amount of * and the *, as well as the information required under Section 2.08(d) of the APA, as amended, with respect to *.

6. Limit on Certain Indemnity. Section 10.02(b) of the APA hereby is deleted and entirely superseded by the following provision:

Hi-Mark, HMTS and the Owner Entity Shareholders hereby, jointly and severally, indemnify the * against, and agree to hold each of them harmless from, any and all Losses that the * shall incur, suffer or become subject to, that arise out of, result from, or relate to any third-party claim for *; provided, however, that: (i) the total aggregate liability of the Hi-Mark, HMTS and the Owner Entity Shareholders pursuant to this Section 10.02(b) of the APA, as amended, shall not in any event exceed the * as determined, from time to time, according to Section 2.08 of the APA, as amended; (ii) the maximum total aggregate liability under clause (i) of this paragraph shall be determined from time to time based on the * and (iii) the *.

7. Execution by ProfitMark. The parties acknowledge and agree that ProfitMark is and shall be a third-party beneficiary of paragraphs 1, 2 and 6 of this First Amendment. The parties hereto agree that, notwithstanding anything to the contrary in the APA, this First Amendment shall be binding upon each and every party hereto. ProfitMark shall not be required to become a party to this First Amendment, and no party hereto shall assert that this First Amendment is rendered invalid as a consequence of the fact that ProfitMark is not a party hereto, nor interpose a defense to enforcement of this First Amendment based upon the absence of ProfitMark as a party to this First Amendment. In addition, the parties hereto expressly waive any and all rights to avoid, resist or object to enforcement of this First Amendment based on the failure of ProfitMark to be, or to become, a party to this First Amendment. Hi-Mark, HMTS and the Owner Entity Shareholders each hereby agree, jointly and severally, to indemnify the Buyer

* Confidential Treatment Requested

Indemnified Parties against, and to hold each of them harmless from, any and all Losses that the Buyer Indemnified Parties shall incur, suffer or become subject to, that arise out of, result from, or relate to ProfitMark not being a party to this First Amendment.

8. Effect of Amendment. Except as otherwise expressly set forth in this First Amendment, the APA shall remain unchanged and in full force and effect in accordance with its terms.

9. Counterparts. This First Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original document, but which counterparts shall together constitute one and the same instrument. Execution of this First Amendment may be made by electronic transmission (e.g., by facsimile transmission or e-mail transmission of a scanned document) of signed counterparts of this First Amendment, which shall be fully effective as originals. This First Amendment shall not be binding upon any party until all parties hereto have executed this First Amendment or a counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first written above.

Buyer:	TRX, INC.

	By:	/s/ Shane Hammond
	Name:	Shane Hammond
	Title:	President and CEO

Seller:	HI-MARK, LLC

	By:	/s/ Kevin Austin
Kevin Austin, President

HMTS:	HI-MARK TRAVEL SYSTEMS, INC.

	By:	/s/ Kevin Austin
Kevin Austin, President

Owner Entity Shareholders:	By:	/s/ Kevin Austin
Name: Kevin Austin

	By:	/s/ Diane Austin
Name: Diane Austin

	By:	/s/ Charles Bradsher
Name: Charles Bradsher